[Letterhead of Willkie, Farr & Gallagher]



November 8, 1999




Smith Barney Managed Municipals Fund Inc.
388 Greenwich Street
New York, New York  10013

Ladies and Gentlemen:

We have acted as counsel to Smith Barney Managed Municipals Fund Inc., a
 Maryland corporation (the
"Municipals Fund"), in connection with the proposed acquisition by the
 Municipals Fund of all or
substantially all of the assets and liabilities of Greenwich Street Municipal Fund Inc., a Maryland corporation (the "Acquired Fund"), in exchange for Class A shares of common stock of the Municipals
Fund (the "Shares"), pursuant to an Agreement and Plan of Reorganization to be executed by the
Municipals Fund and by the Acquired Fund (the "Plan").

We have examined the Municipals Fund's Registration Statement on
Form N-14 substantially in the form
in which it is to become effective (the "Registration Statement"), the
 Municipals Fund's Articles of
Incorporation and Bylaws, and the Plan.

We have also examined and relied upon other documents and certificates with respect to factual matters as we have deemed necessary to render the opinions expressed herein. We have assumed, without independent verification, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies. We have further assumed that the Plan will constitute the legal, valid and binding obligation of the Acquired Fund, enforceable against the Acquired Fund in accordance with its terms.

We are members of the bar of the State of New York and do not purport to be experts on, or to express any opinion herein, concerning any law, other than the laws of the State of New York and the federal laws of the United States of America. Anything in this opinion to the contrary notwithstanding, we render or imply no opinion with respect to compliance with any applicable securities or anti-fraud statutes, rules, regulations or other similar laws of any state (including the State of Maryland) or the United States of America. In rendering the opinions herein, we assume that there will be no material changes in the facts and conditions on which we base such opinions between the date hereof and the time of issuance of the Municipals Fund's Shares pursuant to the Plan.

Based upon the foregoing, we are of the opinion that:
(a) The Municipals Fund is a duly organized corporation validly
(b) existing under the laws of the
State of Maryland;
(c) The Shares of the Municipals Fund to be issued as contemplated
(d) in the Plan have been duly
authorized, and, subject to the receipt by the Municipals Fund of consideration equal to the net asset value thereof (but in no event less than the par value thereof), when issued in accordance with the Plan, will be validly issued, fully paid and nonassessable Shares
of the Municipals Fund under the laws of the State of Maryland.
In rendering the opinions expressed herein based upon laws of the State of Maryland, we have relied upon the opinion of Venable, Baetjer and Howard, LLP, special Maryland counsel to the Municipals Fund.

We hereby consent to the filing of this opinion as an exhibit to the
 Registration Statement, to the
references to us in the Prospectus/Proxy Statement included as part of the Registration Statement and to the filing of this opinion as an exhibit to any application made by or on behalf of the Municipals
Fund or any distributor or dealer in connection with the registration or qualification of the
Municipals Fund or the Shares under the securities laws of any state or other jurisdiction.

This opinion is furnished by us as counsel to the Municipals Fund, is solely for the benefit of the Municipals Fund and its Directors and its officers in connection with the above described acquisition of assets and may not be relied upon for any other purpose or by any other person.

Very truly yours,